Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

—————

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

October 5, 2015

The Board of Directors

Northfield Bancorp, Inc.

581 Main Street

Woodbridge, New Jersey 07095

To the Members of the Board of Directors:

We have acted as special counsel to Northfield Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 2,888,067 shares of common stock, par value $0.01 per share (the “Shares”), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger by and among Northfield Bancorp, Inc., Northfield Bank and Hopewell Valley Community Bank, dated as of August 25, 2015, will have been duly authorized, validly issued, fully paid and non-assessable.

Northfield Bancorp, Inc.

October 5, 2015

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of state securities or “blue-sky” laws of any jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the joint proxy statement/prospectus which is part of such Registration Statement.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC